Exhibit 10.1

Execution Version

$200,000,000

GLOBAL GEOPHYSICAL SERVICES, INC.

10.500% SENIOR NOTES DUE 2017

PURCHASE AGREEMENT

April 22, 2010

BARCLAYS CAPITAL INC.

CREDIT SUISSE SECURITIES (USA) LLC

BANC OF AMERICA SECURITIES LLC

As Representatives of the several

   Initial Purchasers named in Schedule I attached hereto,

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Global Geophysical Services, Inc., a Delaware corporation (the “Company”), proposes, upon the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to you, as the initial purchasers (the “Initial Purchasers”), $200 million in aggregate principal amount of its 10.500% Senior Notes due 2017 (the “Notes”).  The Notes will (i) have terms and provisions that are summarized in the Offering Memorandum (as defined below), and (ii) are to be issued pursuant to an Indenture (the “Indenture”) to be entered into among the Company, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The Company’s obligations under the Notes, including the due and punctual payment of interest on the Notes, will be irrevocably and unconditionally guaranteed (the “Guarantees”) by the guarantors listed in Schedule II hereto (together the “Guarantors”).  As used herein, the term “Notes” shall include the Guarantees, unless the context otherwise requires.  This Agreement is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers.

Concurrently with the issue and sale of the Notes, the Company will issue and sell, and certain stockholders of the Company will sell, to several underwriters in such offering an aggregate of 7,500,000 shares of the Company’s common stock, par value $0.01 per share (“Stock”), and at the option of such underwriters, the Company and the selling stockholders will issue and sell an aggregate of not more than 1,125,000 additional shares of Stock in a public offering (the “Initial Public Offering”) registered under the Securities Act of 1933, as amended (the “Securities Act”).  This offering of the Notes and the Initial Public Offering, and the use of proceeds therefrom, are  collectively referred to in this Agreement as the “Transactions.”

1.                                       Purchase and Resale of the Notes.  The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act, in reliance on an exemption pursuant to Section 4(2) under the Securities Act.  The Company and the Guarantors have prepared a preliminary offering memorandum, dated April 6, 2010 (the “Preliminary Offering Memorandum”), a pricing term sheet substantially in the form attached hereto as Schedule III (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted from the Preliminary Offering Memorandum and certain other information and an offering memorandum, dated April 22, 2010 (the “Offering Memorandum”), setting forth information regarding the Company, the Guarantors, the Notes, the Exchange Notes (as defined herein), the Guarantees and the Exchange Guarantees (as defined herein).  The Preliminary Offering Memorandum, as supplemented and amended as of the Applicable Time (as defined below), together with the Pricing Term Sheet and any of the documents listed on Schedule IV(A) hereto are collectively referred to as the “Pricing Disclosure Package”.  The Company and the Guarantors hereby confirm that they have authorized the use of the Pricing Disclosure Package and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers.

“Applicable Time” means 8:30 a.m. (New York City time) on the date of this Agreement.

You have advised the Company that you will offer and resell (the “Exempt Resales”) the Notes purchased by you hereunder on the terms set forth in each of the Pricing Disclosure Package and the Offering Memorandum, as amended or supplemented, solely to (i) persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”), and (ii) outside the United States to certain persons who are not U.S. Persons (as defined in Regulation S under the Securities Act (“Regulation S”)) (such persons, “Non-U.S. Persons”) in offshore transactions in reliance on Regulation S.  As used herein, the terms “offshore transaction” and “United States” have the meanings assigned to them in Regulation S.  Those persons specified in clauses (i) and (ii) are referred to herein as “Eligible Purchasers”.

Holders (including subsequent transferees) of the Notes will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”) among the Company, the Guarantors and the Initial Purchasers to be dated the Closing Date (as defined herein), for so long as such Notes constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement).  Pursuant to the Registration Rights Agreement, the Company and the Guarantors will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein, a registration statement under the Securities Act relating to the Company’s 10.500% Senior Notes due 2017 (the “Exchange Notes”) and the Guarantors’ Exchange Guarantees (the “Exchange Guarantees”) to be offered in exchange for the Notes and the Guarantees.  Such portion of the offering is referred to as the “Exchange Offer”.

2.                                       Representations, Warranties and Agreements of the Company and the Guarantors.  The Company and each of the Guarantors, jointly and severally, represent, warrant and agree as follows:

(a)                                  When the Notes and Guarantees are issued and delivered pursuant to this Agreement, such Notes and Guarantees will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company or the Guarantors that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

(b)                                 Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 3(b), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) are exempt from the registration requirements of the Securities Act.

(c)                                  No form of general solicitation or general advertising within the meaning of Regulation D (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Company, the Guarantors, any of their respective affiliates or any of their respective representatives (other than you, as to whom the Company and the Guarantors make no representation) in connection with the offer and sale of the Notes.

(d)                                 No directed selling efforts within the meaning of Rule 902 under the Securities Act were used by the Company, the Guarantors or any of their respective representatives (other than you, as to whom the Company and the Guarantors make no representation) with respect to Notes sold outside the United States to Non-U.S. Persons, and the Company, any affiliate of the Company and any person acting on its or their behalf (other than you, as to whom the Company and the Guarantors make no representation) has complied with and will implement the “offering restrictions” required by Rule 902 under the Securities Act.

(e)                                  Each of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, each as of its respective date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

(f)                                    Neither the Company, any Guarantor nor any other person acting on behalf of the Company or any Guarantor has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission.  The Company and the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Notes or any substantially similar security issued by the Company or any Guarantor, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act.

(g)                                 The Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum have been prepared by the Company and the Guarantors for use by the Initial Purchasers in connection with the Exempt Resales.  No order or decree preventing the use of the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company or any of the Guarantors is contemplated.

(h)                                 The Offering Memorandum will not, as of its date or as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(i)                                     The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(j)                                     The Company has not made any offer to sell or solicitation of an offer to buy the Notes that would constitute a “free writing prospectus” (if the offering of the Notes was made pursuant to a registered offering under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”) without the prior consent of the Representatives; any such Free Writing Offering Document the use of which has been previously consented to by the Initial Purchasers is listed on Schedule IV.

(k)                                  The Pricing Disclosure Package, when taken together with each Free Writing Offering Document listed in Schedule IV(B) hereto, did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package (or Free Writing Offering Document listed in Schedule IV(B) hereto) in reliance upon and in conformity with written information furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(l)                                     The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Pricing Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

(m)                               Each subsidiary of the Company has been duly incorporated and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary is owned by the Company, directly or through subsidiaries, free from liens, encumbrances and defects. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed on Exhibit 21.1 to the Registration Statement on Form S-1 filed with the Commission in connection with the Initial Public Offering.

(n)                                 The Company has an authorized capitalization as set forth in each of the Pricing Disclosure Package and the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(o)                                 The Company and each Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture.  The Indenture has been duly and validly authorized by the Company and the Guarantors, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  No qualification of the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”) is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales.  The Indenture will conform to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(p)                                 The Company has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Notes.  The Notes have been duly authorized by the Company and, when duly executed by the Company in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Notes will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(q)                                 The Company has all requisite corporate power and authority to execute, issue and perform its obligations under the Exchange Notes.  The Exchange Notes have been duly and validly authorized by the Company and if and when issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer provided for in the Registration Rights Agreement, will be validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(r)                                    Each Guarantor has all requisite corporate, partnership or limited liability company power and authority, as applicable, to execute, issue and perform its obligations under the Guarantees.  The Guarantees have been duly and validly authorized by the Guarantors and when the Indenture is duly executed and delivered by the Guarantors in accordance with its terms and upon the due execution, authentication and delivery of the Notes in accordance with the Indenture and the issuance of the Notes in the sale to the Initial Purchasers contemplated by this Agreement, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Guarantees will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(s)                                  Each Guarantor has all requisite corporate, partnership or limited liability company power and authority, as applicable, to execute, issue and perform its obligations under the Exchange Guarantees.  The Exchange Guarantees have been duly and validly authorized by the Guarantors and when the Indenture is duly executed and delivered by the Guarantors in accordance with its terms and upon the due execution and authentication of the Exchange Notes in accordance with the Indenture and the issuance and delivery of the Exchange Notes in the Exchange Offer contemplated by the Registration Rights Agreement, will be validly issued and delivered and will constitute valid and binding obligations of the Guarantors entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(t)                                    The Company and each Guarantor has all requisite corporate, partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under the Registration Rights Agreement.  The Registration Rights Agreement has been duly and validly authorized by the Company and the Guarantors and, when executed and delivered by the Company and each Guarantor in accordance with the terms hereof and thereof, will be validly executed and delivered and (assuming the due authorization, execution and delivery thereof by you) will be the legally valid and binding obligation of the Company and each Guarantor in accordance with the terms thereof, enforceable against the Company and each Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification and contribution, by principles of public policy.  The Registration Rights Agreement will conform to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(u)                                 The Company and each Guarantor has all requisite corporate power to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by the Company and each of the Guarantors.

(v)                                 The issue and sale of the Notes and the Guarantees, the execution, delivery and performance by the Company and the Guarantors of the Notes, the Guarantees, the Exchange Notes, the Exchange Guarantees, the Indenture, the Registration Rights Agreement and this Agreement, the consummation of the Initial Public Offering, the application of the proceeds from the sale of the Notes and the Initial Public Offering as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or their respective subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the property or assets of the Company, the Guarantors or any of their respective subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Company, the Guarantors or any of their respective subsidiaries, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties or assets, except, with respect to clauses (i) and (iii), conflicts or violations that would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(w)                               No consent, approval, authorization or order of, or filing, registration or qualification with any court or governmental agency or body having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties or assets is required for the issue and sale of the Notes and the Guarantees, the execution, delivery and performance by the Company and the Guarantors of the Notes, the Guarantees, the Exchange Notes, the Exchange Guarantees, the Indenture, the Registration Rights Agreement and this Agreement, the consummation of the Initial Public Offering, the application of the proceeds from the sale of the Notes and the Initial Public Offering  as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum and the consummation of the transactions contemplated hereby and thereby, except for the filing of a registration statement by the Company with the Commission pursuant to the Securities Act as required by the

Registration Rights Agreement and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers, each of which has been obtained and is in full force and effect.

(x)                                   The historical financial statements (including the related notes and supporting schedules) included in the Pricing Disclosure Package and the Offering Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved.

(y)                                 The pro forma financial statements included in the Pricing Disclosure Package and the Offering Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Pricing Disclosure Package.  The pro forma financial statements included in the Pricing Disclosure Package have been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information.  The pro forma financial statements set forth in the Pricing Disclosure Package and the Offering Memorandum have been prepared on the basis consistent with such historical financial statements, except for the pro forma adjustments specified therein, include all material adjustments to the historical financial data required by Rule 11-02 of Regulation S-X to reflect the acquisition of Weinman GeoScience, Inc. (as defined in the Pricing Disclosure Package and the Offering Memorandum), and give effect to assumptions made on a reasonable basis and in good faith present fairly in all material respects the historical and proposed transactions contemplated by the Pricing Disclosure Package and the Offering Memorandum. The other financial information and data included in the Offering Memorandum, historical and pro forma, are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

(z)                                   UHY LLP, who have certified certain financial statements of the Company and Weinman GeoScience, Inc., whose reports appear in the Pricing Disclosure Package and the Offering Memorandum and who have delivered the initial letter referred to in Section 7(g) hereof, are independent registered public accountants as required by the Securities Act and the rules and regulations thereunder.

(aa)                            The Company and each of its subsidiaries maintains internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  As of the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by UHY LLP and the audit committee of the board of directors of the Company, there were no material weaknesses in the Company’s internal controls.

(bb)                          (i) The Company and each of its subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate; and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(cc)                            Since the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by UHY LLP and the audit committee of the board of directors of the Company, (i) the Company has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls, that could adversely affect the ability of the Company or any of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its subsidiaries; and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(dd)                          The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” set forth in the Preliminary Offering Memorandum contained in the Pricing Disclosure Package and the Offering Memorandum accurately and fully describes (i) the accounting policies that the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments; (ii) the judgments and uncertainties affecting the application of critical accounting policies; and (iii) the likelihood that materially different amounts would be reported under different conditions or using different assumptions and an explanation thereof.

(ee)                            Except as described in each of the Pricing Disclosure Package and the Offering Memorandum, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Offering Memorandum, neither the Company, the Guarantors nor any of their respective subsidiaries has (i) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or court or governmental action, order or decree, (ii) issued or granted any securities, (iii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iv) entered into any material transaction not in the ordinary course of business, (v) declared or paid any dividend on its capital stock, and (vi) since such date, there has not been any change in the capital stock, partnership or limited liability interests, as applicable, or long-term debt of the Company, the Guarantors or any of their respective subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, taken as a whole, in each case except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ff)                                Except as set forth in the Pricing Disclosure Package, The Company, the Guarantors and each of their respective subsidiaries has good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charge, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them, and the Company, the Guarantors and their respective subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(gg)                          The Company and its subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the Pricing Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(hh)                          The Company and its subsidiaries own, possess or can acquire on reasonable terms sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other intellectual property and similar rights, including registrations and applications for registration thereof (collectively, “Intellectual Property Rights”) necessary or material to the conduct of the business now conducted or proposed in the Pricing Disclosure Package to be conducted by them, and the expected expiration of any such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in the Pricing Disclosure Package (i) there are no rights of third parties to any of the Intellectual Property Rights owned by the Company or its subsidiaries; (ii) there is no material infringement, misappropriation breach, default or other violation, or the occurrence of any event that with notice or the passage of time would constitute any of the foregoing, by the Company, its subsidiaries or third parties of any of the Intellectual Property Rights of the Company or its subsidiaries; (iii) there is no pending or threatened action, suit, proceeding or claim by others challenging the Company’s or any subsidiary’s rights in or to, or the violation of any of the terms of, any of their Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) to the knowledge of the Company there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (v) there is no pending or threatened action, suit, proceeding or claim by others that the Company or any subsidiary infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property Rights or other proprietary rights of others and the Company is unaware of any other fact which would form a reasonable basis for any such claim; and (vi) none of the Intellectual Property Rights used by the Company or its subsidiaries in their businesses has been obtained or is being used by the Company or its subsidiaries in violation of any contractual obligation binding on the Company, any of its subsidiaries in violation of the rights of any persons, except in each case covered by clauses (i) — (vi) such as would not, if determined adversely to the Company or any of its subsidiaries, individually or in the aggregate, have a Material Adverse Effect.

(ii)                                  Except as disclosed in the Pricing Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company and the Guarantors to perform its obligations under this Agreement, the Indenture or the Notes or the consummation of any of the transactions contemplated hereby; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s and each Guarantors’ knowledge, threatened or contemplated.

(jj)                                  There are no contracts or other documents that would be required to be described in a registration statement filed under the Securities Act or filed as exhibits to a registration statement of the Company pursuant to Item 601(10) of Regulation S-K that have not been described in the Pricing Disclosure Package and the Offering Memorandum.  The statements made in the Pricing Disclosure Package and the Offering Memorandum, insofar as they purport to constitute summaries of the terms of the contracts and other documents that are so described, constitute accurate summaries of the terms of such contracts and documents in all material respects.  Neither the Company, the Guarantors nor any of their respective subsidiaries has knowledge that any other party to any such contract or other document has any intention not to render full performance as contemplated by the terms thereof.

(kk)                            The statements made in the Pricing Disclosure Package and the Offering Memorandum under the captions “Description of the Notes”, insofar as they purport to constitute a summary of the terms of the Notes, and “Certain United States Federal Income Tax Considerations”, “Description of Certain Other Indebtedness,” “Business—Service Contracts” and “Certain Relationships and Related Transactions”, insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(ll)                                  The Company, the Guarantors and each of their respective subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance insuring the Company, the Guarantors or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company, the Guarantors and each of their respective subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company, the Guarantors or any of their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company, the Guarantors nor any such subsidiary has been refused any insurance coverage sought or applied for; neither the Company, the Guarantors nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(mm)                      No relationship, direct or indirect, that would be required to be described in a registration statement of the Company pursuant to Item 404 of Regulation S-K, exists between or among the Company or any Guarantor and their respective subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any Guarantor and their respective subsidiaries, on the other hand, that has not been described in the Pricing Disclosure Package and the Offering Memorandum.

(nn)                          No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company or any Guarantor, is imminent that could have a Material Adverse Effect.

(oo)                          Neither the Company nor any of its subsidiaries (i) is in violation of its respective charter or by-laws (or similar organizational documents), (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties or assets of any of them is subject, or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(pp)                          Except as disclosed in the Pricing Disclosure Package, (a)(i) neither the Company nor any of its subsidiaries is in violation of, or has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii) neither the Company nor any of its subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Company nor any of its subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, and (vi) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (i) — (vi) such as would not individually or in the aggregate have a Material Adverse Effect; (b) to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would have a Material Adverse Effect; (c) to the knowledge of the Company there are no requirements proposed for adoption or implementation under any Environmental Law that would reasonably be expected to have a Material Adverse Effect; and (d) in the ordinary course of its business, the Company periodically evaluates the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of it and its subsidiaries, and, on the basis of such evaluation, the Company has reasonably concluded that such Environmental Laws will not, singly or in the aggregate, have a Material Adverse Effect.  For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(qq)                          The Company, the Guarantors and each of their respective subsidiaries have filed all material federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof; and the Company, the Guarantors and their respective subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith and for which full and adequate reserves have been provided in accordance with U.S. generally accepted accounting principals.

(rr)                                The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any subsidiary would have any liability; neither the Company nor any subsidiary has incurred or expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(ss)                            The Company, the Guarantors and their respective subsidiaries are in compliance in all respects with all applicable provisions of the Occupational Safety and Health Act of 1970, as amended, including all applicable regulations thereunder, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

(tt)                                No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on shares of such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(uu)                          Any third-party statistical and market-related data included in the Pricing Disclosure Package and the Offering Memorandum and the consolidated financial statements of the Company and its subsidiaries included in the Pricing Disclosure Package and the Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.

(vv)                          Neither the Company, the Guarantors nor any of their respective subsidiaries is, and after giving effect to the offer and sale of the Notes and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(ww)                      Immediately after the consummation of the Transactions, the Company will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company are not less than the total amount required to pay the probable liabilities of the Issuers on their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) assuming the sale of the Notes as contemplated by this Agreement, the Pricing Disclosure Package and the Offering Memorandum, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) the Company is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged, and (v) the Company is not a defendant in any civil action that would result in a judgment that the Company is or would become unable to satisfy. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(xx)                              The statements set forth in each of the Pricing Disclosure Package and the Offering Memorandum under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Notes and the Guarantees and under the captions “Certain United States Federal Tax Considerations,” “Certain Relationships and Related Transactions,” “Description of Indebtedness” and “Plan of Distribution”, insofar as they purport to summarize the provisions of the laws and documents referred to therein (and, in the case of “Certain United States Federal Tax Considerations,” to make legal conclusions), are accurate summaries in all material respects.

(yy)                          Except as described in the Pricing Disclosure Package, there are no contracts, agreements or understandings between the Company, any Guarantor and any person granting such person the right to require the Company or any Guarantor to file a registration statement under the Securities Act with respect to any securities of the Company or any Guarantor (other than the Registration Rights Agreement) owned or to be owned by such person or to require the Company or any Guarantor to include such securities in the securities registered pursuant to the Registration Rights Agreement or in any securities being registered pursuant to any other registration statement filed by the Company or any Guarantor under the Securities Act.

(zz)                              Except as disclosed in the Pricing Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any of the Initial Purchasers for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(aaa)                      None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(bbb)                   The Company and its affiliates have not taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company or the Guarantors in connection with the offering of the Notes.

(ccc)                      The Company has not taken any action or omitted to take any action (such as issuing any press release relating to any Notes without an appropriate legend) which may result in the loss by any of the Initial Purchasers of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the Financial Services and Markets Act 2000 (the “FSMA”).

(ddd)                   Neither the Company nor any of its subsidiaries is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which could reasonably be expected to have a Material Adverse Affect.

(eee)                      Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company and the Guarantors, any director, officer, agent, employee or other person associated with or acting on behalf of the Company, the Guarantors or any of their respective subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(fff)                            The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ggg)                   None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(hhh)                   Any certificate signed by any officer of the Company or the Guarantor and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Notes shall be deemed a representation and warranty by the Company or such Guarantor, jointly and severally, as to matters covered thereby, to each Initial Purchaser.

3.                                       Purchase of the Notes by the Initial Purchasers, Agreements to Sell, Purchase and Resell.  (a) The Company and the Guarantors, jointly and severally hereby agree, on the basis of the representations, warranties, covenants and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Company and the Guarantors herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 94.759% of the principal amount thereof, the principal amount of Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto.  The Company and the Guarantors shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

(b)                                 Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to the Company that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package.  Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to, and agrees with, the Company, on the basis of the representations, warranties and agreements of the Company and the Guarantors, that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Securities Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Pricing Disclosure Package; and (iv) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) and will not engage in any directed selling efforts within the meaning of Rule 902 under the Securities Act, in connection with the offering of the Notes.  The Initial Purchasers have advised the Company that they will offer the Notes to Eligible Purchasers at a price initially equal to 97.009% of the principal amount thereof, plus accrued interest, if any, from April 27, 2010.  Such price may be changed by the Initial Purchasers at any time without notice.

(c)                                  The Initial Purchasers have not nor, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Notes, will not, use, authorize use of, refer to or distribute any material in connection with the offering and sale of the Notes other than (i) the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum, (ii) any written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or any Free Writing Offering Document listed on Schedule IV hereto, (iii) the Free Writing Offering Documents listed on Schedule IV hereto, (iv) any written communication prepared by such Initial Purchaser and approved by the Company in writing, or (v) any written communication relating to or that contains the preliminary or final terms of the Notes or their offering and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum.

(d)                                 Each of the Initial Purchasers hereby acknowledges that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefore or in substitution thereof) shall bear legends substantially in the forms as set forth in the “Notice to Investors” section of the Pricing Disclosure Package and Offering Memorandum (along with such other legends as the Company and its counsel deem necessary).

Each of the Initial Purchasers understands that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(c) through 7(f) hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements, and the Initial Purchasers hereby consent to such reliance.

4.                                       Delivery of the Notes and Payment Therefor.  Delivery to the Initial Purchasers of and payment for the Notes shall be made at the office of Latham & Watkins LLP, at 10:00 a.m., New York City time, on April 27, 2010 (the “Closing Date”).  The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.

The Notes will be delivered to the Initial Purchasers, or the Trustee as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC.  The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) and will be registered in the name of Cede & Co. as nominee of DTC.  The Notes to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 10:00 a.m., New York City time, on the business day next preceding the Closing Date.

5.                                       Agreements of the Company and the Guarantors.  The Company and the Guarantors, jointly and severally, agree with each of the Initial Purchasers as follows:

(a)                                  The Company and the Guarantors will furnish to the Initial Purchasers, without charge, within one business day of the date of the Offering Memorandum, such number of copies of the Offering Memorandum as may then be amended or supplemented as they may reasonably request.

(b)                                 The Company and the Guarantors will prepare the Offering Memorandum in a form approved by the Initial Purchasers and will not make any amendment or supplement to the Pricing Disclosure Package or to the Offering Memorandum of which the Initial Purchasers shall not previously have been advised or to which they shall reasonably object after being so advised.

(c)                                  The Company and each of the Guarantors consents to the use of the Pricing Disclosure Package and the Offering Memorandum by the Initial Purchasers in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(d)                                 If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Company or any of the Guarantors or in the opinion of counsel for the Initial Purchasers, should be set forth in the Pricing Disclosure Package or the Offering Memorandum so that the Pricing Disclosure Package or the Offering Memorandum, as then amended or supplemented, does not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Offering Memorandum in order to comply with any law, the Company and the Guarantors will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.

(e)                                  None of the Company nor any Guarantor will make any offer to sell or solicitation of an offer to buy the Notes that would constitute a Free Writing Offering Document without the prior consent of the Representatives, which consent shall not be unreasonably withheld or delayed.  If at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum or, when taken together with the information in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, as promptly as practicable after becoming aware thereof, the Company will give notice thereof to the Initial Purchasers through the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Initial Purchaser a Free Writing Offering Document or other document which will correct such conflict, statement or omission.

(f)                                    Promptly from time to time to take such action as the Initial Purchasers may reasonably request to qualify the Notes for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(g)                                 For a period commencing on the date hereof and ending on the 180th day after the date of the Offering Memorandum, the Company and the Guarantors agree not to, directly or indirectly, (i) offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any debt securities of the Company substantially similar to the Notes or securities convertible into or exchangeable for such debt securities of the Company, or sell or grant options, rights or warrants with respect to such debt securities of the Company or securities convertible into or exchangeable for such debt securities of the Company, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such debt securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of debt securities of the Company or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement, including any amendments, with respect to the registration of debt securities of the Company substantially similar to the Notes or securities convertible, exercisable or exchangeable into debt securities of the Company, or (iv) publicly announce an offering of any debt securities of the Company substantially similar to the Notes or securities convertible or exchangeable into such debt securities, in each case without the prior written consent of Barclays Capital Inc., on behalf of the Initial Purchasers, except in exchange for the Exchange Notes and the Exchange Guarantees in connection with the Exchange Offer.

(h)                                 So long as any of the Notes are outstanding, the Company and the Guarantors will, furnish at their expense to the Initial Purchasers, and, upon request, to the holders of the Notes and prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act (if any).

(i)                                     The Company and the Guarantors will apply the net proceeds from the sale of the Notes to be sold by it hereunder substantially in accordance with the description set forth in the Pricing Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds.”

(j)                                     The Company, the Guarantors and their respective affiliates will not take, directly or indirectly, any action designed to or that has constituted or that reasonably could be expected to cause or result in the stabilization or manipulation of the price of any security of the Company or the Guarantors in connection with the offering of the Notes.

(k)                                  The Company and the Guarantors will not, and will not permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been acquired by any of them, except for Notes purchased by the Company, the Guarantors or any of their respective affiliates and resold in a transaction registered under the Securities Act.

(l)                                     The Company and the Guarantors agree not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes.

(m)                               The Company and the Guarantors agree to comply with all the terms and conditions of the Registration Rights Agreement and all agreements set forth in the representation letters of the Company and the Guarantors to DTC relating to the approval of the Notes by DTC for “book entry” transfer.

(n)                                 The Company and the Guarantors will do and perform all things required or necessary to be done and performed under this Agreement by them prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Notes.

6.                                       Expenses.  Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and the Guarantors, jointly and severally, agree, to pay all expenses, costs, fees and taxes incident to and in connection with: (a) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s and the Guarantors’ accountants and counsel, but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (b) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the Indenture, the Registration Rights Agreement, all Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky memoranda); (c) the issuance and delivery by the Company of the Notes and by the Guarantors of the Guarantees and any taxes payable in connection therewith (and, if any Initial Purchaser pays any such taxes, to indemnify the Initial Purchaser therefor); (d) the qualification of the Notes and Exchange Notes for offer and sale under the securities or Blue Sky laws of the several states and any foreign jurisdictions as the Initial Purchasers may designate (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (e) the furnishing of such copies of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales; (f) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof); (g) the approval of the Notes by DTC for “book-entry” transfer (including fees and expenses of counsel for the Initial Purchasers); (h) the rating of the Notes and the Exchange Notes; (i) the obligations of the Trustee, any agent of the Trustee and the counsel for the Trustee in connection with the Indenture, the Notes, the Guarantees, the Exchange Notes and the Exchange Guarantees; (j) the performance by the Company and the Guarantors of their other obligations under this Agreement; and (k) all travel expenses (including expenses related to chartered aircraft) of each Initial Purchaser and the Company’s officers and employees and any other expenses of each Initial Purchaser and the Company in connection with attending or hosting meetings with prospective purchasers of the Notes, and expenses associated with any electronic road show.

7.                                       Conditions to Initial Purchasers’ Obligations.  The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Company and the Guarantors contained herein, to the performance by the Company and the Guarantors of their respective obligations hereunder, and to each of the following additional terms and conditions:

(a)                                  The Initial Purchasers shall not have discovered and disclosed to the Company on or prior to the Closing Date that the Pricing Disclosure Package or the Offering Memorandum, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the opinion of Latham & Watkins LLP, counsel to the Initial Purchasers, is material or omits to state a fact which, in the opinion of such counsel, is material and is necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading.

(b)                                 All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes, the Guarantees, the Exchange Notes, the Exchange Guarantees, the Registration Rights Agreement, the Indenture, the Initial Public Offering, the Pricing Disclosure Package and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby and shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Company and the Guarantors shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c)                                  Haynes and Boone, LLP shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of Exhibit A hereto.

(d)                                 Alvin L. Thomas II shall have furnished to the Initial Purchasers his written opinion, as Senior Vice President, Secretary and General Counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of Exhibit B hereto.

(e)                                  Appleby shall have furnished to the Initial Purchasers its written opinion, as Cayman counsel to the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of Exhibit C hereto.

(f)                                    The Initial Purchasers shall have received from Latham & Watkins LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Pricing Disclosure Package, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents and information as such counsel reasonably requests for the purpose of enabling them to pass upon such matters.

(g)                                 At the time of execution of this Agreement, the Initial Purchasers shall have received from UHY, LLP a letter, in form and substance satisfactory to the Initial Purchasers, with respect to the Company and Weinman Geoscience, Inc., addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(h)                                 With respect to the letter of UHY, LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “initial letter”), the Company shall have furnished to the Initial Purchasers a “bring-down letter” of such accountants, with respect to the Company and Weinman Geoscience, Inc., addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in each of the Pricing Disclosure Package or the Offering Memorandum, as of a date not more than three days prior to the date of the Closing Date), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter, and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(i)                                     Except as described in the Pricing Disclosure Package and the Offering Memorandum, (i) neither the Company, any Guarantor nor any of their respective subsidiaries shall have sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Offering Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or (ii) since such date, there shall not have been any change in the capital stock or long-term debt of the Company, any

Guarantor or any of their respective subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company, the Guarantors and their respective subsidiaries, taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, individually or in the aggregate, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Memorandum.

(j)                                     The Company and each Guarantor shall have furnished or caused to be furnished to the Initial Purchasers dated as of the Closing Date a certificate of the Chief Executive Officer and Chief Financial Officer of the Company and each Guarantor, or other officers satisfactory to the Initial Purchasers, as to such matters as the Representatives may reasonably request, including, without limitation, a statement that:

(i)                                     The representations, warranties and agreements of the Company and the Guarantors in Section 2 are true and correct on and as of the Closing Date, and the Company has complied with all its agreements contained herein and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii)                                  They have examined the Pricing Disclosure Package and the Offering Memorandum, and, in their opinion, (A) the Pricing Disclosure Package, as of the Applicable Time, and the Offering Memorandum, as of its date and as of the Closing Date, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) since the date of the Pricing Disclosure Package and the Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Pricing Disclosure Package and the Offering Memorandum.

(k)                                  Subsequent to the earlier of the Applicable Time and the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(l)                                     The Notes shall be eligible for clearance and settlement through DTC.

(m)                               The Company and the Guarantors shall have executed and delivered the Registration Rights Agreement, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company and the Guarantors.

(n)                                 The Company, the Guarantors and the Trustee shall have executed and delivered the Indenture, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company, the Guarantors and the Trustee.

(o)                                 Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following:  (i) trading in securities generally on the New York Stock Exchange, the NASDAQ or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a general moratorium on commercial banking activities shall have been declared by federal or state authorities or a material disruption has occurred in the securities settlement or clearance services in the United States, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Offering Memorandum or that, in the judgment of the Representatives, could materially and adversely affect the financial markets or the markets for the Notes and other debt securities.

(p)                                 If the Company, the underwriters of the Initial Public Offering, and those certain stockholders of the Company who are selling Stock in connection the Initial Public Offering have agreed upon the final pricing terms with respect thereto, then concurrently with or prior to the issue and sale of the Notes by the Company, the Initial Public Offering as set forth in the Pricing Disclosure Package and the Offering Memorandum shall have been completed (other than the sale of any additional shares of Stock to the underwriters in the Initial Public Offering pursuant to their over-allotment option) and the Company shall have received at least $76.4 million in net proceeds from the Initial Public Offering.

(q)                                 At the time of execution of this Agreement and on or prior to the Closing Date, the Company shall have furnished to the Initial Purchasers a certificate of the Chief Financial Officer of the Company in substantially the form of Exhibit D hereto.

(r)                                    On or prior to the Closing Date, the Company and the Guarantors shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

8.                                       Indemnification and Contribution.

(a)                                  The Company and each Guarantor, hereby agree, jointly and severally, to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Initial Purchaser, affiliate, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document taken together with the Pricing Disclosure Package, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky application or other document prepared or executed by the Company or any Guarantor (or based upon any written information furnished by the Company or any Guarantor) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”), or (C) in any materials or information provided to investors by, or with the approval of, the Company or any Guarantor in connection with the marketing of the offering of the Notes (“Marketing Materials”), including any road show or investor presentations made to investors by the Company (whether in person or electronically), or (ii) the omission or alleged omission to state in any Free Writing Offering Document taken together with the Pricing Disclosure Package, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse each Initial Purchaser and each such affiliate, director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, affiliate, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum, the Pricing Disclosure Package or Offering Memorandum, or in any such amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information consists solely of the information specified in Section 8(e).  The foregoing indemnity agreement is in addition to any liability that the Company or the Guarantors may otherwise have to any Initial Purchaser or to any affiliate, director, officer, employee or controlling person of that Initial Purchaser.

(b)                                 Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, each Guarantor, their respective officers and employees, each of their respective directors, and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company, any Guarantor or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky Application, or (C) in any Marketing Materials, or (ii) the omission or alleged omission to state in any Free Writing Offering Document, Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Representatives by or on behalf of that Initial Purchaser specifically for inclusion therein, which information is limited to the information set forth in Section 8(e).  The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to the Company, any Guarantor or any such director, officer, employee or controlling person.

(c)                                  Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under this Section 8.  If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ counsel to represent jointly the Initial Purchasers and their respective affiliates, directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company or any Guarantor under this Section 8, if (i) the Company, the Guarantors and the Initial Purchasers shall have so mutually agreed; (ii) the Company and the Guarantors have failed within a reasonable time to retain counsel reasonably satisfactory to the Initial Purchasers; (iii) the Initial Purchasers and their respective affiliates, directors, officers, employees and controlling persons shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to them that are different from or in addition to those available to the Company and the Guarantors; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Initial Purchasers or their respective affiliates, directors, officers, employees or controlling persons, on the one hand, and the Company and the Guarantors, on the other hand, and representation of both sets of parties by the same counsel would present a conflict due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the Company and the Guarantors.  No indemnifying party shall (x) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (y) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d)                                 If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein for which such indemnification would otherwise be available pursuant to its terms, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, from the offering of the Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company and the Guarantors, on the one hand, and the total underwriting discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement as set forth on the cover page of the Offering Memorandum.  The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, the Guarantors, or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission.  For purposes of the preceding two sentences, the net proceeds deemed to be received by the Company shall be deemed to be also for the benefit of the Guarantors, and information supplied by the Company shall also be deemed to have been supplied by the Guarantors. The Company, the Guarantors, and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale to Eligible Purchasers of the Notes initially purchased by it exceeds the amount of any damages that such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective purchase obligations and not joint.

(e)           The Initial Purchasers severally confirm and the Company and the Guarantors acknowledge and agree that the statements with respect to the offering of the Notes by the Initial Purchasers set forth in the third and ninth paragraphs of the section entitled “Plan of Distribution” in the Pricing Disclosure Package and the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company or any Guarantor by or on behalf of the Initial Purchasers specifically for inclusion in the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum or in any amendment or supplement thereto.

9.             Defaulting Initial Purchasers.

(a)           If, on the Closing Date, any Initial Purchaser defaults in its obligations to purchase the Notes that it has agreed to purchase under this Agreement, the remaining non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by the non-defaulting Initial Purchasers or other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms. In the event that within the respective prescribed periods, the non-defaulting Initial Purchasers notify the Company that they have so arranged for the purchase of such Notes, or the Company notifies the non-defaulting Initial Purchasers that it has so arranged for the purchase of such Notes, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Pricing Disclosure Package, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Pricing Disclosure Package or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I hereto that, pursuant to this Section 9, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.

(b)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made; provided that the non-defaulting Initial Purchasers shall not be obligated to purchase more than 110% of the aggregate principal amount of Notes that it agreed to purchase on the Closing Date pursuant to the terms of Section 3.

(c)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company or the Guarantors, except that the Company and each of the Guarantors will continue to be liable for the payment of expenses as set forth in Sections 6 and 11 and except that the provisions of Section 8 shall not terminate and shall remain in effect.

(d)           Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company, the Guarantors or any non-defaulting Initial Purchaser for damages caused by its default.

10.           Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(i), (k) or (o) shall have occurred or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement.

11.           Reimbursement of Initial Purchasers’ Expenses. If (a) the Company for any reason fails to tender the Notes for delivery to the Initial Purchasers, or (b) the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement, the Company and the Guarantors shall reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel for the Initial Purchasers) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company and the Guarantors shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, the Company and the Guarantors shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.

12.           Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)           if to the Initial Purchasers, shall be delivered or sent by mail or facsimile transmission to Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: 646-834-8133) with a copy to Latham & Watkins, LLP, Attention: Michael Chambers (Fax: 713-546-5401), and with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019;

(b)           if to the Company or any Guarantor, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to Global Geophysical Services, Inc., 13927 South Gessner Road, Missouri City, Texas 77489, Attention: General Counsel (Fax: 713-972-1008), with a copy to Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010, Attention: Bryce D. Linsenmayer (Fax: 713-236-5540);

provided, however, that any notice to an Initial Purchaser pursuant to Section 8(c) shall be delivered or sent by hand delivery, mail, telex or facsimile transmission to such Initial Purchaser at its address set forth in its acceptance telex to Barclays Capital Inc., which address will be supplied to any other party hereto by Barclays Capital Inc. upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Barclays Capital Inc.

13.           Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, the Guarantors and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements of the Company and the Guarantors contained in this Agreement shall also be deemed to be for the benefit of directors, officers and employees of the Initial Purchasers and each person or persons, if any, controlling any Initial Purchaser within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14.           Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

15.           Definition of the Terms “Business Day”, “Affiliate”, and “Subsidiary”. For purposes of this Agreement, (a) “business day” means any day on which the New York Stock

Exchange, Inc. is open for trading, and (b) “affiliate” and “subsidiary” have the meanings set forth in Rule 405 under the Securities Act.

16.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.           Waiver of Jury Trial. The Company and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.           No Fiduciary Duty. The Company and the Guarantors acknowledge and agree that in connection with this offering, or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (a) no fiduciary or agency relationship between the Company, any Guarantor and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (b) the Initial Purchasers are not acting as advisors, experts or otherwise, to the Company or the Guarantors, including, without limitation, with respect to the determination of the purchase price of the Notes, and such relationship between the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (c) any duties and obligations that the Initial Purchasers may have to the Company and the Guarantors shall be limited to those duties and obligations specifically stated herein; (d) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Company and the Guarantors; and (e) the Company and the Guarantors have consulted their own legal and financial advisors to the extent they deemed appropriate. The Company and the Guarantors hereby waive any claims that the Company and the Guarantors may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with the Notes.

19.           Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

20.           Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement among the Company, the Guarantors, and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

GLOBAL GEOPHYSICAL SERVICES, INC.

By	/s/ P. Mathew Verghese
Name: P. Mathew Verghese
Title: Senior Vice President and Chief Financial Officer

AUTOSEIS, INC.

By	/s/ P. Mathew Verghese
Name: P. Mathew Verghese
Title: Senior Vice President

GGS INTERNATIONAL HOLDINGS, INC.

By	/s/ P. Mathew Verghese
Name: P. Mathew Verghese
Title: Senior Vice President

Accepted:

BARCLAYS CAPITAL INC.

By	/s/ Paul Cugno
Name: Paul Cugno
Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ David B. Andrews
Name: David B. Andrews
Title: Managing Director

BANC OF AMERICA SECURITIES LLC

By	/s/ Scott Warrender
Name: Scott Warrender
Title: Managing Director

Acting on behalf of themselves and

as the Representatives of the several Initial Purchasers

SCHEDULE I

Initial Purchasers	Principal Amount of Notes to be Purchased
Barclays Capital Inc	$80,000,000
Credit Suisse Securities (USA) LLC	60,000,000
Banc of America Securities LLC	60,000,000
Total	$200,000,000

SCHEDULE II

LIST OF GUARANTORS

(i)            Autoseis, Inc.

(ii)           GGS International Holdings, Inc.

SCHEDULE III

GLOBAL GEOPHYSICAL SERVICES, INC.

PRICING TERM SHEET

Pricing Supplement

Pricing Supplement dated April 22, 2010 to the Preliminary Offering Memorandum dated April 6, 2010 of Global Geophysical Services, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum. The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Offering Memorandum.

Issuer	Global Geophysical Services, Inc. (the “Company”)

Securities	10.500% Senior Notes due 2017 (the “2017 notes”)

Aggregate Principal Amount	$200,000,000

Gross Proceeds	$194,018,000

Form	144A/Reg S with registration rights

Maturity	May 1, 2017

Issue Price	97.009% plus accrued interest, if any, from April 27, 2010

Coupon	10.500%

Yield to Maturity	11.125%

Interest Payment Dates	Semi-annually on May 1 and November 1 of each year, beginning on November 1, 2010

Record Dates	April 15 and October 15

Optional Redemption

At any time on or after May 1, 2014, the Company may, at its option, redeem the 2017 notes, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date (subject to the rights of holders of 2017 notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning May 1 of the years indicated:

	Year	Percentage
	2014	105.250%
	2015	102.625%
	2016 and thereafter	100.000%

In addition, at any time prior to May 1, 2014, the Company may redeem all or a portion of the 2017 notes at a price equal to 100% of the principal amount plus a “make-whole” premium, using a discount rate of Treasuries plus 0.50%, plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption with Equity Proceeds

Prior to May 1, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2017 notes issued under the Indenture with the net cash proceeds from one or more equity offerings at a redemption price of 110.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of 2017 notes on the relevant record date to receive interest due on the relevant interest payment date).

Guarantees	The Company’s existing and future domestic subsidiaries will fully and unconditionally guarantee the notes.

Change of Control	101% plus accrued and unpaid interest

Original Issue Discount

The 2017 notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes in excess of a statutorily defined de minimis amount. As such, U.S. Holders, whether on the cash or accrual method of tax accounting, will be required to include any amounts representing OID in gross income (as ordinary income) on a constant yield to maturity basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable.

Trade Date	April 22, 2010

Settlement Date	April 27, 2010 (T+3)

Joint Book-Running Managers	Barclays Capital Inc. Banc of America Securities LLC Credit Suisse Securities (USA) LLC

Plan of Distribution

An affiliate of Credit Suisse Securities (USA) LLC is the administrative agent and a lender under the Company’s existing credit facilities and, as a result, will indirectly receive a portion of the proceeds from this offering.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN Numbers	144A CUSIP and ISIN: 37946SAA5 and US37946SAA50 Regulation S CUSIP and ISIN: U3164MAB0 and USU3164MAB01

EQUITY OFFERING

On April 21, 2010, Global Geophysical Services, Inc. priced its public offering of 7,500,000 shares of common stock (excluding 1,125,000 shares subject to the underwriters’ option to purchase additional shares) at a price per share of $12.00. We estimate that we will receive net proceeds, after deducting underwriting discounts, fees and offering expenses, of approximately $76.4 million.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009 on a pro forma, as adjusted basis to give effect to this offering, the Equity Offering and the application of proceeds from this offering and the Equity Offering.

	At December 31, 2009
	Pro Forma, As Adjusted for this offering and the Equity Offering
	(in thousands, except for per share data)
Cash and cash equivalents(1)	$111,090

Existing Revolving Credit Facility(2)	$—
New Revolving Credit Facility	—
First Lien Term Loan Facility	—
Second Lien Credit Agreement	—
Senior Notes due 2017(3)	200,000
Other Debt(4)	628
Total Debt(5)	$200,628
Stockholders’ Equity:
Series A convertible preferred stock, $.01 par value: 50,000,000 shares authorized and 20,617,751 outstanding (historical); 5,000,000 shares authorized and no shares issued and outstanding (as adjusted)	$—
Class A common stock, $.01 par value: 30,000,000 shares authorized and 3,709,100 outstanding (historical); no shares authorized, issued and outstanding (as adjusted)	—
Class B common stock, $.01 par value: 120,000,000 shares authorized and 4,471,021 outstanding (historical); no shares authorized, issued and outstanding (as adjusted)	—
Common stock, $.01 par value: no shares authorized (historical); 100,000,000 shares authorized and 35,877,570 shares outstanding (as adjusted)	359
Additional paid-in capital	236,754
Treasury stock: 9,296,629 shares (historical); 9,296,629 shares (as adjusted)	(94,385)
Accumulated deficit	(4,542	)(6)
Total stockholders’ equity	$138,186
Total capitalization	$338,814

(1)                              Cash and cash equivalents do not include approximately $5.3 million of restricted cash investments securing certain letters of credit.

(2)                              We had no outstanding letters of credit issued under our Existing Revolving Credit Facility, resulting in $30.0 million available for borrowing under our Existing Revolving Credit Facility. Upon repayment of all of the indebtedness under our Existing Credit Facilities in connection with this offering, we intend to terminate our Existing Revolving Credit Facility.

(3)                              The Senior Notes due 2017 are shown at face value and do not reflect original issue discount.

(4)                              Pro Forma, as adjusted balance as of December 31, 2009 includes capital lease obligations of approximately $2.1 million, approximately $5.4 million under our Construction Loan Agreement, and approximately $0.6 million of notes payable.

(5)                              Excludes unamortized discount of approximately $2.1 million related to our Existing Credit Facilities.

(6)                              Adjusted for a non-cash charge of $2.1 million that will be incurred in connection with the repayment of indebtedness under the First Lien Term Loan Facility and the unamortized portion of the original issue discount thereon.

This material is strictly confidential and has been prepared by the Company solely for use in connection with the proposed offering of the securities described in the Preliminary Offering Memorandum. This material is personal to each offeree and does not constitute an offer to any other person or the public generally to subscribe for or otherwise acquire the securities. Please refer to the Preliminary Offering Memorandum for a complete description.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act, and this communication is only being distributed to such persons.

This communication is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or soliciation in such jurisdiction.

SCHEDULE IV

A.            Insert list of each document provided as an amendment or supplement to the Preliminary Offering Memorandum.

•                  Pricing Term Sheet, dated April 22, 2010

B.            Insert list of any “road show” materials that are Free Writing Offering Documents.

•                  Senior Notes Offering: Supplemental Information to Global Geophysical’s Initial Public Offering Road Show Presentation, dated April 2010